Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Starz (formerly Liberty Media Corporation):

We consent to the incorporation by reference in the registration statement on Form S-8 regarding the Starz Transitional Stock Adjustment Plan (formerly Liberty Media Corporation Transitional Stock Adjustment Plan) of our report, dated February 23, 2012, with respect to the consolidated balance sheets of Liberty Media Corporation and subsidiaries (the Company) as of December 31, 2011 and 2010, and the related consolidated statements of operations, comprehensive earnings (loss), cash flows, and equity for each of the years in the three-year period ended December 31, 2011.

Our report on the consolidated financial statements of Liberty Media Corporation refers to the Company’s adoption, effective January 1, 2011, of ASU 2009-14: Software (Topic 985): Certain Revenue Arrangements That Include Software Elements and ASU 2009-13, Revenue Recognition (Topic 605): Multiple-Deliverable Revenue Arrangements.

/s/ KPMG LLP

Denver, Colorado
January 11, 2013